Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Brilliant Sands Incorporated of our report dated June 10, 2015 with respect to the balance sheets of Brilliant Sands Incorporated as of December 31, 2014 and 2013, and the related statements of operations and comprehensive income (loss), changes in stockholders’ equity and cash flows for the years then ended, which appears in such Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Registration Statement on Form S-1.

/DeCoria, Maichel & Teague, P.S./

DeCoria, Maichel & Teague, P.S.

Spokane, Washington

September 30, 2015